Exhibit 99.1

GeoMet Announces Borrowing Base Determination

Houston, Texas — June 21, 2012 - GeoMet, Inc. (NASDAQ: GMET) (the “Company”) announced that, on June 8, 2012 (the “Notice Date”), it was advised by the administrative agent for its bank lending group that the semi-annual re-determination of the borrowing base under its revolving credit facility (the “Credit Agreement”) had been performed, resulting in a new borrowing base of $115 million, down from the prior borrowing base of $180 million. The Company currently has $148.6 million drawn under this facility, which results in a borrowing base deficiency of $33.6 million. As a result of this borrowing base deficiency, the Company may no longer borrow under the Credit Agreement. As of the date of this press release the Company had approximately $4.7 million in cash on deposit in its bank accounts.

The Company’s Credit Agreement provides for certain remedies if a borrowing base deficiency exists including: (i) making a payment of principal in an amount sufficient to eliminate such borrowing base deficiency, (ii) submitting additional oil and gas properties in an amount sufficient to eliminate such borrowing base deficiency, or (iii) eliminating such deficiency by making six equal consecutive payments of principal in an aggregate amount equal to such borrowing base deficiency.

The Company anticipated the existence of a borrowing base deficiency and is currently conducting discussions with the Administrative Agent and the banks related to a proposal other than those set forth in the Credit Agreement to remedy the borrowing base deficiency over time. While the Credit Agreement provides that the Company has thirty days from the Notice Date to advise the administrative agent which remedy the Company proposes to take to cure such borrowing base deficiency, the Company and the banks have executed an amendment to the Credit Agreement which extends this election date to July 31, 2012 to allow time to conclude the ongoing discussions to remedy the borrowing base deficiency over time.  The discussions among the Company and the banks have been constructive and are at an advanced stage; however there can be no assurance that an alternative remedy can be reached with the bank lending group

If the Company is unable to cure the borrowing base deficiency using the existing remedies in the Credit Agreement or negotiate an alternative remedy, an event of default would be deemed to have occurred.  In such instance the administrative agent may, if requested by banks having an aggregate commitment percentage which is greater than sixty-six and two-thirds percent (66-2/3%) of the total commitment, terminate the commitments of the bank lending group and take such other actions as may be permitted by the Credit Agreement including, without limitation, declaring the notes immediately due and payable.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in Alabama, Virginia and West Virginia. We also control non-producing coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), or visit our website at www.geometinc.com.